PRIVILEGED AND CONFIDENTIAL PROVIDED AS PART OF SETTLEMENT DISCUSSIONS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ALL BANKRUPTCY AND STATE LAW EQUIVALENTS

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (together with each of the exhibits attached hereto which are expressly incorporated herein by reference, collectively, this “Agreement”), dated as of June 6, 2013, is entered into by and among: (a)(i) Capital Ventures International (“CVI”); (ii) (A) Greywolf Capital Overseas Master Fund, (B) Greywolf Capital Partners II LP, and (C) Greywolf Opportunities Fund LLC (“collectively, “Greywolf”), (iii) (A) Kingdon Associates, (B) Kingdon Credit Master Fund L.P., (C) Kingdon Family Partnership, L.P., and (D) M. Kingdon Offshore Master Fund L.P. (collectively, “Kingdon”), and (iv) Deutsche Bank Securities Inc. (“Deutsche Bank” together with CVI, Greywolf, and Kingdon, the “Investors”), and (b) (i) (A) Scoggin Capital Management II LLC, (B) Scoggin International Fund, Ltd., (C) Scoggin Worldwide Fund, Ltd., and (D) J. Goldman Master Fund, L.P.  (collectively, “Scoggin”), (ii) (A) Farallon Capital Partners, LP, (B) Farallon Capital Institutional Partners, LP, (C) Farallon Capital Institutional Partners II, LP, (D) Farallon Capital Offshore Investors II, LP, (E) Farallon Capital (AM) Investors, LP, (F) Farallon Capital Institutional Partners III, LP, and (G) Noonday Offshore, Inc. (collectively, “Farallon”), (iii) Silverback Asset Management, LLC (“Silverback”), (iv) Bastogne Capital Management, LLC (“Bastogne”), (v) Hoak & Co. (“Hoak,” together with Scoggin, Farallon, Silverback, and Bastogne, the “Participating Ad Hoc Group” and each a “Participating Ad Hoc Group Member”), (vi) Varana Capital Master, LP (“Varana”), and (vii) Telemetry Securities LLC (“Telemetry,” together with the Participating Ad Hoc Group, and Varana, the “Ad Hoc Group” and each an “Ad Hoc Group Member”).  The Ad Hoc Group and the Investors are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the SPBA (defined below).

RECITALS

WHEREAS, on August 4, 2012, each of K-V Pharmaceutical Company (the “Company”), K-V Discovery Solutions, Inc., DrugTech Corporation, FP1096, Inc., K-V Generic Pharmaceuticals, Inc., K-V Solutions USA, Inc., Ther-Rx Corporation and Zeratech Technologies USA, Inc. (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Investors are seeking to implement a restructuring of the Company pursuant to the terms and conditions set forth in the Chapter 11 Plan and the SPBA;

WHEREAS, on May 28, 2013, the Company and the Investors entered into that certain Amended and Restated Stock Purchase and Backstop Agreement (as further amended, restated or otherwise modified from time to time, the “SPBA”), attached hereto as Exhibit A;

WHEREAS, pursuant to the Chapter 11 Plan and the SPBA, the Company will conduct the Rights Offering;

WHEREAS, in order to facilitate the Rights Offering, pursuant to the SPBA, and subject to the terms, conditions and limitations set forth therein, among other things, each Investor, severally and not jointly, committed to purchase in the Rights Offering such Investor’s pro rata share of the Rights Offering Shares and in exchange for such commitments, among other things, the Company agreed, pursuant to the terms of the Chapter 11 Plan and the SPBA, to pay the Investors the Commitment Fee;

WHEREAS, in exchange for each Ad Hoc Group Member’s agreement to support the Chapter 11 Plan and the Participating Ad Hoc Group Members’ commitment to purchase the Unsubscribed Shares (as provided below), the Investors agree to share the Commitment Fee with each Participating Ad Hoc Group Member, on the terms set forth herein; and

WHEREAS, in connection with the execution of this Agreement, the Investors and the Company shall amend the SPBA to (a) reduce the number of Direct Subscription Shares from 3,750,000 to 1,850,000, (b) increase the number of Rights Offering Shares from 10,000,000 to 11,900,000, and (c) revise the SPBA and Chapter 11 Plan to reflect such reduction and such increase (for purposes of clarification, the Ad Hoc Group Members shall not participate in the purchase of Direct Subscription Shares).

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Implementation of the Chapter 11 Plan.  Subject to the terms and conditions of this Agreement, the Ad Hoc Group shall cooperate with the Company and the Investors in good faith in connection with the confirmation and implementation of the Chapter 11 Plan (as the same shall be revised to reflect the terms of this Agreement, as necessary).  Furthermore, each Ad Hoc Group Member shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

2. Representations, Warranties and Agreements of Ad Hoc Group Members.

(a) Representations and Warranties.  Each Ad Hoc Group Member (to the extent applicable) hereby represents and warrants as to itself and not any other party that:

(i) it holds, or manages funds or accounts that hold, Convertible Notes in the amounts set forth on Annex 1 attached hereto and made a part hereof;

(ii) it is an Eligible Holder;

(iii) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use;

(iv) it has the requisite corporate, partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by such Ad Hoc Group Member, and has taken all necessary corporate, partnership or limited liability company (as applicable) action required for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated by such Ad Hoc Group Member.  This Agreement has been duly executed and delivered by such Ad Hoc Group Member, and this Agreement constitutes the legal, valid and binding obligation of such Ad Hoc Group Member, enforceable against such Ad Hoc Group Member in accordance with its terms;

(v) it acknowledges that the Commitment Fee Shares and the Unsubscribed Shares to be acquired by such Participating Ad Hoc Group Member have not been registered under the Securities Act.  Such Participating Ad Hoc Group Member also acknowledges and agrees that the Commitment Fee Shares and the Unsubscribed Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Participating Ad Hoc Group Member’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available;

(vi) it agrees that the certificates evidencing the Commitment Fee Shares and the Unsubscribed Shares acquired by such Participating Ad Hoc Group Member will bear any legend required pursuant to the New Stockholders Agreement;

(vii) it is acquiring the Commitment Fee Shares and the Unsubscribed Shares for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act;

(viii) it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that such Participating Ad Hoc Group Member is capable of evaluating the merits and risks of its investment.  Such Participating Ad Hoc Group Member understands and is able to bear any economic risks with such investment; and

(ix) as of the date hereof, it has available funds and/or irrevocable capital commitments sufficient to pay such Participating Ad Hoc Group Member’s Commitment Amount, if any, in cash set forth on Annex 1.

(b) Purchase and Escrow.  Each of the Participating Ad Hoc Group Members severally, but not jointly, agrees that it shall purchase all the Unsubscribed Shares up to the maximum amount set forth on Annex 1.  In order to ensure its payment obligations in connection with the foregoing, upon the entry of the Agreement Order by the Bankruptcy Court, each Participating Ad Hoc Group Member will deposit into an escrow (on terms reasonably acceptable to such Participating Ad Hoc Group Member and the Investors) cash in the amount set forth opposite such Participating Ad Hoc Group Member’s name on Annex I, such cash to be released as part of and upon completion of the Rights Offering all as more fully described in an escrow agreement to be reasonably agreed upon by the Participating Ad Hoc Group Members and the Investors.

(c) Notice of Unsubscribed Shares.  The Investors shall promptly upon receipt from the Company provide to the Participating Ad Hoc Group Members copies of either the Purchase Notice or Satisfaction Notice.

(d) Support of Chapter 11 Plan.  Each Ad Hoc Group Member agrees that it (i) shall communicate in writing to the Company its support of the Chapter 11 Plan (as amended as contemplated herein) and the SPBA (as amended as contemplated herein) and, in writing, request the Company to immediately seek approval of the Agreement Order, (ii) shall communicate in writing to the Bankruptcy Court its support of the SPBA (as amended as contemplated herein) and request, in writing, that the Bankruptcy Court enter the Agreement Order, (iii) shall, following receipt of the Disclosure Statement prepared and distributed pursuant to and satisfying the requirements of the Bankruptcy Code, vote (no later than any voting deadline stated therein) all of its Class 6 Convertible Subordinated Note Claims, and any other claims against, or interests in, the Debtors, whether now owned or hereafter acquired, to accept the Chapter 11 Plan in any solicitation of votes for such Chapter 11 Plan and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation and consummation of the Chapter 11 Plan, (iv) shall not seek to implement any transaction or series of transactions that would effect a restructuring on materially different terms from those set forth in the Chapter 11 Plan unless otherwise agreed by the Investors, (v) shall not (A) directly or indirectly seek, solicit, support, vote in favor of, or in any way encourage any other plan or the termination of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, compromise, merger or restructuring of the Debtors that could reasonably be expected to prevent, delay or impede the confirmation and effectiveness of the Chapter 11 Plan, or (B) object to the Disclosure Statement, the solicitation of votes for the Chapter 11 Plan or support any such objection by a third party with respect to the same including any appeal of the Disclosure Statement order, (vi) shall request in writing that the Company immediately seek the entry of an order approving the Disclosure Statement and confirming the Chapter 11 Plan, and (vii) shall in writing demonstrate to the Bankruptcy Court its support of the Chapter 11 Plan and Disclosure Statement and request the Bankruptcy Court to enter an order approving the Disclosure Statement  and confirming the Chapter 11 Plan.

(e) Transfers.  Each Ad Hoc Group Member (as such, a “Transferor”) agrees that it shall not sell, transfer or assign any of its Convertible Subordinated Note Claims or any option thereon or any right or interest (voting or otherwise) therein (any such sale, transfer or assignment being referred to as a “Transfer”), unless such Transfer is subject to all of the terms of this Agreement (other than Section 2(b)), and the transferee thereof (“Transferee”) executes an Acknowledgment in the form of Exhibit B attached hereto (an “Acknowledgment”), a copy of which shall be provided to the Company and the Investors.  Any Transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio.  In the event that any Transfer is not fully consummated for any reason, the Transferor shall remain bound by the terms of this Agreement.  Each Investor acknowledges and agrees that in connection with any transfer made pursuant to Section 5.6 of the SPBA, the related transferor shall, in each case, agree to be bound by the terms of this Agreement.

3. Sharing of Commitment Fee; Amendment of SPBA.  As consideration for the obligations and undertakings of the Participating Ad Hoc Group Members set forth in Section 2(b) above, the Investors agree that:

(a) on the Closing Date, each Participating Ad Hoc Group Member who has fulfilled its obligations hereunder shall receive the number of Commitment Fee Shares set forth on Annex 1 as its portion of the Commitment Fee; for the avoidance of doubt, the Commitment Fee to which each Investor is entitled under the SPBA shall be proportionally reduced only by the Participating Ad Hoc Group’s Commitment Fee;

(b) the SPBA shall be amended to provide that the Company shall pay the reasonable fees and expenses of one legal advisor to the Ad Hoc Group (which shall be Brown Rudnick LLP) incurred on or after May 24, 2013 and not to exceed $150,000; and

(c) no amendments shall be made to the SPBA that are materially adverse to any Ad Hoc Group Member.

4. Termination of Agreement.

(a) The Investors may terminate this Agreement, with respect to any Ad Hoc Group Member, upon the occurrence of any breach by such Ad Hoc Group Member of any of its representations or warranties or agreements, and thereafter all of the obligations of the Investors with respect to such Ad Hoc Group Member hereunder shall be of no further force or effect.

(b) This Agreement shall automatically terminate and all of the obligations of the Parties hereunder shall be of no further force or effect in the event that:

(i) the Debtors confirm a chapter 11 plan of reorganization other than the Chapter 11 Plan and such alternative plan becomes effective and has been substantially consummated, or

(ii) the SPBA is terminated pursuant to the terms thereof, or

(iii) the Investors and the Ad Hoc Group mutually agree to such termination in writing; or

(iv) one or more of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code; or

(v) one or more of the Chapter 11 Cases is dismissed; or

(vi) a trustee or receiver with expanded powers is appointed in one or more of the Chapter 11 Cases; or

(vii) the Closing Date shall not have occurred on or before October 12, 2013.

(c) Upon the occurrence of any of the following, each Ad Hoc Group Member may terminate this Agreement with respect to itself by providing each Investor with three (3) days written notice:

(i) a material breach of this Agreement by any Investor; or

(ii) since the date of this Agreement, there shall have occurred or exist any changes, circumstances or events that have had or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; provided that in no event shall any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the SPBA or the transactions contemplated hereby or thereby constitute a termination event; or

(iii) if a court grants any request by any person to amend or modify in any material respect the restructuring contemplated in the Chapter 11 Plan or any documents related thereto in a manner that is not satisfactory to such Ad Hoc Group Member, in its sole discretion; or

(iv) if any amendment is made to the SPBA that is  materially adverse to any such Ad Hoc Group Member.

5. No Solicitation.  Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to be or constitute, and nothing in this Agreement shall be deemed to be or constitute, a solicitation of any vote for any plan of reorganization.

6. Amendments and Waivers.  This Agreement may not be modified, amended or supplemented except in a writing signed by the duly authorized representative of each Party.

7. GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  ALTERNATIVELY, IN THE EVENT THAT THE BANKRUPTCY COURT DENIES SUCH JURIDICTION, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING BY IT OR AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT IN A FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING.

8. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Specific Performance.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

10. Successors and Assigns; Severability; Several Obligations.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns.  The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof.

11. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement and may be delivered by facsimile transmission or by e-mail in portable document format (PDF).

12. Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Parties under this Agreement shall be several, not joint.  No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act.

13. Notices.  All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

(a) if to an Investor, to each of the counsel of the undersigned Investors at the address listed below:

If to Capital Ventures International,
c/o Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Fax: (212) 262-7402
Attn: Gerald C. Bender, Esq.

If to Greywolf Capital Overseas Master Fund, Greywolf Capital Partners II LP or Greywolf Opportunities Fund LLC,

c/o Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Fax: (212) 698-3599
Attn: Michael J. Sage, Esq.

If to Kingdon Associates, Kingdon Credit Master Fund L.P., Kingdon Family Partnership, L.P., or M. Kingdon Offshore Master Fund L.P.,

c/o Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Fax:  (212) 839-5599
Attention: Lee S. Attanasio, Esq.

If to Deutsche Bank Securities Inc.,

c/o White & Case LLP
Southeast Financial Center
Suite 4900
200 South Biscayane Boulevard
Miami, Florida 33131
Fax: (305) 358-5744
Attn: Thomas E Lauria, Esq.

(b) If to the the Ad Hoc Group, to its counsel at the address listed below:

c/o Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Fax: (212) 938-2825
Attention: John F. Storz

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered as of the date first written above.

CAPITAL VENTURES INTERNATIONAL

By:Susquehanna Advisors Group, Inc., its authorized agent

By: Name: Title:

GREYWOLF CAPITAL OVERSEAS MASTER FUND

By:Greywolf Capital Management LP, its Investment Manager

By: Name: Title:

GREYWOLF CAPITAL PARTNERS II LP

By:Greywolf Advisors LLC, its General Partner

By: Name: Title:

GREYWOLF OPPORTUNITIES FUND LLC

By:Greywolf Capital Management LP, its Managing Member

By: Name: Title:

KINGDON ASSOCIATES KINGDON CREDIT MASTER FUND L.P. KINGDON FAMILY PARTNERSHIP, L.P. M. KINGDON OFFSHORE MASTER FUND L.P.

By:Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser

By: Name: Title:

DEUTSCHE BANK SECURITIES INC. (solely with respect to the Distressed Products Group)

By: Name: Title:

By: Name: Title:

[INSERT SIGNATURE BLOCKS FOR AD HOC GROUP MEMBERS]

By: Name: Title:

Annex 1
Ad Hoc Group Members

Ad Hoc Group Member	Convertible Notes Held	# of Shares to be Received as a Back Stop Commitment Fee Portion	Total Ad Hoc Group Member Commitment Amount
Scoggin Capital Management II LLC	$6,790,000	355	$ 125,000
Scoggin International Fund, Ltd.	$5,715,000	355	$ 125,000
Scoggin Worldwide Fund, Ltd.	$5,086,000	355	$ 125,000
J. Goldman Master Fund, L.P.	$380,000	355	$ 125,000
Silverback Asset Management, LLC	$7,400,000	25,017	$ 8,806,000
Farallon Capital Partners, LP	$2,251,000	3,997	$ 1,406,875
Farallon Capital Institutional Partners, LP	$1,716,000	3,047	$ 1,072,500
Farallon Capital Institutional Partners II, LP	$139,000	247	$ 86,875
Farallon Capital Offshore Investors II, LP	$2,604,000	4,624	$ 1,627,500
Farallon Capital (AM) Investors, LP	$92,000	163	$ 57,500
Farallon Capital Institutional Partners III, LP	$217,000	385	$ 135,625
Noonday Offshore, Inc.	$181,000	321	$ 113,125
Bastogne Capital Management, LLC	$3,500,000	1,619	$ 570,000
Hoak Public Equities, LP	$3,000,000	7,102	$ 2,500,000
Varana Capital Master, LP	$1,000,000	--	$ 0
Telemetry Securities LLC	$1,250,000	--	$ 0
Total:	$41,321,000	47,943	$ 16,876,000

EXHIBIT A

Amended and Restated Stock Purchase and Backstop Agreement

EXHIBIT B

Form Acknowledgment

ACKNOWLEDGEMENT

This Acknowledgement to Plan Support Agreement, dated as of [insert date]       , 2013, by and among the Investors and the Ad Hoc Group (the ”Agreement”), is executed and delivered by [__________________] (“Acknowledging Party”), as the Transferee, as of [______________], 2013 in connection with the proposed Transfer from [____________] as the Transferor.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

1.           Acknowledgement.  Acknowledging Party hereby acknowledges that, effective upon consummation of the Transfer, it shall be bound by all of the terms of the Agreement (other than Section 2(b)), including the voting and support obligations thereunder, which is attached to this Acknowledgement as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time) as if Acknowledging Party was an original signatory to the Agreement.  From and after the date hereof, Acknowledging Party shall hereafter be deemed to be an “Ad Hoc Group Member” and a “Party” for all purposes under the Agreement.

2.           Representations and Warranties.  With respect to the Convertible Notes set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Convertible Notes, Acknowledging Party hereby makes the representations and warranties of the Ad Hoc Group Members set forth in the Agreement to each other Party to the Agreement.

3.           Governing Law.  This Acknowledgment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

IN WITNESS WHEREOF, the Acknowledging Party has caused this Acknowledgement to be executed as of the date first written above.

[________________________]

By: Name: Title:

Aggregate Principal Amount of Convertible Notes Held: $__________________

ANNEX I TO ACKNOWLEDGEMENT

PLAN SUPPORT AGREEMENT